AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), dated as of November 1, 2020, is entered into by Driven Brands Shared Services LLC, a Delaware limited liability company (the "Company"), and Scott O'Melia, in his individual capacity ("Executive"), and amends the Employment Agreement between the Company and Executive dated April 23, 2020 (the "Employment Agreement").

BACKGROUND

The parties wish to amend the Employment Agreement as set forth in this Amendment. Except as specifically modified in this Amendment, the Employment Agreement will continue in full force and effect in accordance with its terms.

The Company and Executive agree as follows:

SECTION 1. Payment of Severance upon Non-Renewal. Existing § 4(c)(1) and (2) of the Employment Agreement are hereby deleted and replaced with following new § 4(c)(1) and (2):

(1) If, during the Term of this Employment Agreement, the Company (i) terminates Executive's employment without Cause, or (ii) the Company notifies Executive that the Term of this Agreement will not be renewed, or fails to offer to renew the Term of this Agreement, in either case upon expiration of the Term, then upon the expiration of the Term the Executive shall be deemed terminated by the Company without Cause, or (iii) the Executive resigns for Good Reason, then, upon Executive's Termination of Employment, the Company will (in lieu of any other severance benefits under any of the Company employee benefit plans, programs or policies) continue to pay Executive's Base Salary at the time of such termination for a period of twelve (12) months. Such severance will be payable in equal installments in accordance with the Company's normal payroll practices, subject to such withholding and other taxes as may be required by applicable law.

(2) The Company will have no obligation to make any severance payments under § 4(c)(1) if (i) Executive violates any of the provisions of § 5 of this Employment Agreement, or (ii) Executive does not execute and deliver (without revoking) to the Company a general release in form and substance satisfactory to the Company of any and all claims he may have against the Company, Parent, and their affiliates, including Roark Capital Management, LLC (the "Release") within the thirty (30) day period following the later of (x) Executive's Termination of Employment or (y) the date the Company delivers the Release to Executive.

SECTION 2. Increase in Base Salary. Existing § 3(a) of the Employment Agreement is amended by increasing Executive's Base Salary from $360,000 to $400,000 per year, effective as of the date hereof.

SECTION 3. Increase in Target Bonus. Existing § 3(c) of the Employment Agreement is amended by increasing the target annual bonus amount from 60% to 75% of Base Salary.

SECTION 4. Continuation of the Employment Agreement. The Employment Agreement will continue in full force and effect in accordance with its terms, except as modified by this Amendment.

SECTION 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one and the same instrument. This Amendment will become binding when one or more counterparts of this Amendment, individually or taken together, bear the signature of all of the parties reflected hereon as the signatories.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

DRIVEN BRANDS SHARED SERVICES LLC

By: ____________________
Name: JONATHAN FITZPATRICK
Title: CEO

By: Scott O'Melia
Scott O'Melia

[Signature Page to Amendment to Employment Agreement]

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